Exhibit 99.1

United Refining Company Completes Private Offering of Senior Notes

WARREN, PENNSYLVANIA, August 6, 2004 – United Refining Company today announced that it has completed its previously announced private placement offering of $200 million in Senior Notes due 2012 which will bear an interest rate of 10.500%. The notes were issued at 98.671% of par to yield 10.750% to maturity. Net proceeds from the offering of approximately $191.6 million plus available cash are intended to be used: (1) to redeem $180.1 million of aggregate principal amount of its outstanding 10¾% Senior Notes plus an aggregate redemption premium of $3.2 million and $3.7 million of estimated accrued and unpaid interest through the date of redemption and (2) to pay a dividend to its stockholder of $5 million in the aggregate. The notes will be eligible for resale under Rule 144A of the Securities Act of 1933.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone:    (814) 726-4674

Web site: http://www.urc.com